Exhibit 99.1

Tianli Agritech, Inc. Closes the Balance of a Previously Announced $3.2 Million Private Placement

WUHAN CITY, China, October 30, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, headquartered in Wuhan City, China, today announced that on October 28, 2013 the Company issued and sold an additional 522,000 common shares (the “Shares”) at $1.16 per share for a total consideration of $605,520 to Mr. Wei Gong, a PRC citizen and a member of the Board of Directors. This is the balance of a previously announced Private Placement (the “Transaction”) that raised an aggregate of $3,201,600 for the Company, pursuant to a Subscription Agreement dated September 28, 2013 (please refer to our FORM 8-K filed on September 30, 2013). Mr. Wei Gong now owns a total of 2,7600,000 common shares, or 19.77% of total outstanding common shares.

The Shares were issued in an “Off-shore” transaction exempt from the registration requirement of the Securities Act under Rule 903 of Regulation S of the Securities Act. The proceeds of the sale will be used as working capital by the Company’s variable interest entity, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. As a condition of the sale, Mr. Gong agreed not to sell the Shares for 18 months and thereafter at not less than $1.16 per share. No brokerage or other commissions were paid to any underwriter, broker-dealer or other person in connection with the Transaction.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com